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                                                                      Exhibit 12

                               H.B. FULLER COMPANY
             Computations of Ratios of Earnings to Fixed Charges and
        Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
                             (Thousands of Dollars)

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
                                                                                             Fiscal Year
                                                           First Half  --------------------------------------------------------
                                                              2003        2002        2001        2000       1999       1998
                                                           --------------------------------------------------------------------
Ratio of Earnings to Fixed Charges:
Earnings:
Income before income taxes, minority interests, equity
  investments and accounting change *                      $16,986       $40,312     $61,302    $ 74,770   $ 72,398     $31,562

Add:
Interest expense                                             7,883        18,389      22,379      24,918     27,907      28,050
Interest portion of rental expense                             614         1,702       1,326       1,252      1,096       1,154
Distributed earnings of 20-50% owned companies                   -             -       1,240         734          -           -
                                                           --------------------------------------------------------------------
Total Earnings Available for Fixed Charges                 $25,483       $60,403     $86,247    $101,674   $101,401     $60,766
                                                           ====================================================================

Fixed charges:
Interest on debt                                           $ 7,398       $17,559     $21,678    $ 24,296   $ 27,264     $27,811
Interest portion of rental expense                             614         1,702       1,326       1,252      1,096       1,154
                                                           --------------------------------------------------------------------
Total fixed charges                                        $ 8,012       $19,261     $23,004    $ 25,548   $ 28,360     $28,965
                                                           ====================================================================

Ratio of earnings to fixed charges                             3.2           3.1         3.7         4.0        3.6         2.1

Ratio of Earnings to Fixed Charges and Preferred
 Stock Dividends:
Total fixed charges, as above                              $ 8,012       $19,261     $23,004    $ 25,548   $ 28,360     $28,965
 Dividends on preferred stock (pre-tax basis)                    -            11          23          24         25          26
                                                           --------------------------------------------------------------------
 Total fixed charges and preferred stock dividends         $ 8,012       $19,272     $23,027    $ 25,572   $ 28,385     $28,991
                                                           ====================================================================
*Earnings available for fixed charges and preferred
  stock dividends                                          $25,483       $60,403     $86,247    $101,674   $101,401     $60,766
                                                           ====================================================================

Ratio of earnings to fixed charges and preferred
  stock dividends                                              3.2           3.1         3.7         4.0        3.6         2.1
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